EXHIBIT 22 - SUBSIDIARIES OF THE COMPANY

COMPANY                                   STATE OF INCORPORATION


Daher America, Inc.                           Delaware

Dacom Lines, Inc.                             Texas

Golden Eagle International Forwarding, Inc.   Florida

Golden Eagle Customs Brokers, Inc.            Florida

Bridgeport Shipping, Inc.                     Florida

World Trade Transport of Virginia, Inc.       Virginia

WTT Customs Brokers, Inc.                     Virginia